SPONSORSHIP AGREEMENT

         SPONSORSHIP AGREEMENT (the "Agreement"), dated as of November 6, 1996, by and between Domini Social Index Portfolio, a New York trust (the "Trust"), and Kinder, Lydenberg, Domini & Co., Inc., a Massachusetts corporation ("KLD" or the "Sponsor").

                              W I T N E S S E T H:

         WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

         WHEREAS, the Trust wishes to engage KLD to provide certain oversight, administrative, expense payment and management services, and KLD is willing to provide such oversight, administrative, expense payment and management services to the Trust, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. DUTIES OF THE SPONSOR. Subject to the direction and control of the Board of Trustees of the Trust, the Sponsor shall perform such oversight, administrative, expense payment and management services as may from time to time be reasonably requested by the Trust, which shall include without limitation:
(a) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Trust and for performing the oversight, administrative, expense payment and management functions herein set forth; (b) arranging, if desired by the Trust, for Directors, officers or employees of the Sponsor to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) supervising the overall administration of the Trust, including the updating of corporate organizational documents, and the negotiation of contracts and fees with and the monitoring and coordinating of performance and billings of the Trust's transfer agent, custodian, administrator and expense payment agent and other independent contractors or agents; (d) preparing and, if applicable, filing all documents required for compliance by the Trust with applicable laws and regulations, including registration statements on Form N-1A or similar forms, as applicable, and semi-annual and annual reports to the Trust's investors, proxy statements and reviewing (including coordinating the preparing of, but not preparing) tax returns; (e) preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and preparation of notices, proxy statements and minutes of meeting's of investors; (f) arranging for maintenance of books and records of the Trust; (g) maintaining telephone coverage to respond to investor inquiries regarding matters to which this Agreement pertains to which the transfer agent is unable to respond; (h) providing reports and assistance regarding the Trust's compliance with securities and tax laws and each series investment objectives and restrictions; (i) arranging for dissemination of yield and other performance information to newspapers and tracking services; (j) arranging for and preparing annual renewals for fidelity bond and errors and omissions insurance coverage; (k) developing a budget for the Trust, establishing the rate of expense accruals and arranging for the payment of all fixed and management expenses; (l) paying all the expenses of the Trust described in Part A or Part B of the Trust's then-current Registration


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Statement on Form N-1A file with the Securities and Exchange Commission (the
"Registration Statement") as further described in Section 2 below; and (m) answering questions from the general public, the media and investors in the Trust regarding (i) the securities holdings of the Trust; (ii) any limits in which the Trust invests; (iii) the social investment philosophy of the Trust; and (iv) the proxy voting philosophy and shareholder activism philosophy of the Trust. Notwithstanding the foregoing, the Sponsor shall not be deemed to have assumed, pursuant to this Agreement, any duties with respect to, and shall not be responsible for, the management of the Trust's assets or the rendering of investment advice and supervision with respect thereto or the distribution of interests ("Shares") of the Trust, nor shall the Sponsor be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent or custodian of the Trust.

         2. ALLOCATION OF CHARGES AND EXPENSES. (a) KLD shall pay the entire salaries and wages of all of the Trust's Trustees, officers and agents who devote part or all of their time to the affairs of KLD and Signature Broker-Dealer Services, Inc. or its affiliates, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this Section 2. (b) The Sponsor shall pay all of the Trust's operating expenses including, without limitation, compensation of Trustees not affiliated with the Sponsor; governmental fees; membership dues in the Investment Company Institute allocable to the Trust; fees and expenses of the Trust's independent auditors, of legal counsel and of any investment adviser or manager, administrator, transfer agent, distributor, registrar or dividend disbursing agent of the Trust; expenses of preparing, printing and mailing reports, notices, proxy statements and reports to the Trust's investors and governmental officers and commissions; expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the Trust's custodian for all services to the Trust, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Trust; expenses of meetings of investors; and expenses relating to the issuance, registration and qualification of Shares of the Trust but excluding (y) the fees payable by the Trust to the Sponsor pursuant to Section 3 of this Agreement and
(z) brokerage fees and commissions, interest charges, taxes and extraordinary expenses.

         3. COMPENSATION OF THE SPONSOR. For the services to be rendered and the facilities to be provided by the Sponsor hereunder, the Trust shall pay to the Sponsor a fee computed and paid monthly at an annual rate of 0.20% of the Trust's average daily net assets for its then-current fiscal year. If KLD serves as the Sponsor for less than the whole of any period specified in this Section 3, the compensation to KLD, as Sponsor, shall be prorated. For purposes of computing the fees payable to the Sponsor hereunder, the value of the Trust's net assets shall be computed in the manner specified in the Trust's then-current Registration Statement. Notwithstanding the foregoing, in the event of the termination, pursuant to Section 6 hereof, of the rights and obligations of the parties under the "expense payment provisions" (as defined in Section 6), the amount payable to KLD by the Trust under this Section 3 shall thereafter be reduced to an annual rate of 0.025% of the Trust's average daily net assets and in the event of the termination, pursuant to Section 6 hereof, of the rights and obligations of the parties under the "non-expense payment provisions" as defined in Section 6), the amount payable to KLD by the Trust under this Section 3 shall thereafter be reduced to an annual rate equal to 0.175% of the Trust's average daily net assets plus any fee payable to the Trust's administrator, but not exceeding, in the aggregate, an annual rate of 0.20% of the Trust's average daily net assets.

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         4. LIMITATION OF LIABILITY OF THE SPONSOR. The Sponsor shall not be liable for any error of judgment or mistake of law or for any act or omission in the oversight, administration, expense payment or management of the Trust or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this
Section 4, the term "Sponsor" shall include KLD and/or any of its affiliates and the Directors, officers and employees of KLD and/or any of its affiliates.

         5. ACTIVITIES OF THE SPONSOR. The services of the Sponsor to the Trust are not to be deemed to be exclusive, KLD being free to render oversight, administrative, expense payment and/or other services to other parties. It is understood that Trustees, officers, and investors of the Trust are or may become interested in the Sponsor and/or any of its affiliates, as Directors, officers, employees, or otherwise, and that Directors, officers and employees of the Sponsor and/or any of its affiliates are or may become similarly interested in the Trust and that the Sponsor and/or any of its affiliates may be or become interested in the Trust as an investor or otherwise.

         6. DURATION, TERMINATION AND AMENDMENTS OF THIS AGREEMENT. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, unless terminated as set forth in this Section 6.

         This Agreement may not be altered or amended, except by an instrument in writing, and executed by both parties. The rights and obligations of the parties hereto under subsection (l) of Section 1 and subsection (b) of Section 2 of this Agreement (the "expense payment provisions") will terminate on December 31, 1999 unless sooner terminated by the mutual agreement of the parties or pursuant to the following sentence. In the event the Letter Agreement between KLD and Signature Broker-Dealer Services, Inc. dated November 6, 1996, relating to expense payment arrangements, shall cease to be in full force and effect, KLD may, at its option, terminate such rights and obligations under those subsections of this Agreement, without the consent of the Trust. The rights and obligations of the parties under Sections 1 and 2 of this Agreement other than the expense payment provisions (the "non-expense payment provisions"), may be terminated at any time, without the payment of any penalty, with respect to the Trust, by the Board of the Trust, or by the Sponsor, in each case on not less than 60 days written notice to the other party, and upon the termination of all of the rights and obligations of the parties under Sections 1 and 2 hereof in accordance with this Section, this Agreement shall terminate.

         7. SUBCONTRACTING BY KLD. KLD may subcontract for the performance of some or all of KLD's obligations hereunder with any one or more persons; PROVIDED, HOWEVER, that KLD shall not enter into any such subcontract unless the Trustees of the Trust shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted; and PROVIDED, FURTHER, that, unless the Trust otherwise expressly agrees in writing, KLD shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions.


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         8. SEVERABILITY. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         9. NOTICE. Any notices under this Agreement shall be in writing addressed and delivered personally (or by telecopy) or mailed postage-paid, to the other party at such address as such other party may designate in accordance with this paragraph for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust shall be 6 St. James Avenue, 9th Floor, Boston, Massachusetts 02116, and the address of KLD shall be 129 Mt Auburn Street, Cambridge, MA 02138.

         10. MISCELLANEOUS. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts without reference to principles of conflicts of law. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The undersigned Trustee of the Trust has executed this Agreement not individually, but as a Trustee under the Trust's Declaration of Trust, dated June 7, 1989, as amended, and the obligations of this Agreement are not binding upon any of the Trustees or investors of the Trust individually, but bind only the Trust estate.

                                   DOMINI SOCIAL INDEX PORTFOLIO


                           By
                                  Amy L. Domini
                                  President

                                  KINDER, LYDENBERG, DOMINI & CO., INC.


                          By
                                 Amy L. Domini

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